INDEPENDENT AUDITORS' CONSENT

Mosaic Income Trust:

We consent to the incorporation by reference in this Registration Statement (Form N-14) relating to the Prospectus/Proxy Statement dated June 1, 1999 to be voted on at the Special Meeting of Shareholders of Mosaic Income Trust Bond Fund series, of our report dated February 10, 1999 appearing in the Mosaic Income Trust Annual Report to Shareholders for the year ended December 31, 1998 and to the references to us under the headings "Financial Highlights" in the Prospectus and "Financial Statements and Other Additional Information" in the Statement of Additional Information, both of which are part of such Registration Statement.

(signature)

DELOITTE & TOUCHE LLP
Princeton, New Jersey
April 29, 1999